EXHIBIT 10.4(y)

SECOND WAIVER AND AMENDMENT AGREEMENT

THIS SECOND WAIVER AND AMENDMENT AGREEMENT (hereinafter referred to as this “Agreement”) is made and entered into as of April 16, 2007, by and between INNOTRAC CORPORATION, a Georgia corporation (hereinafter referred to as “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION (hereinafter referred to as “Bank”).

BACKGROUND STATEMENT

A. Borrower and Bank are parties to that certain Third Amended and Restated Loan and Security Agreement dated March 28, 2006 (as previously amended by that certain Waiver and Amendment Agreement dated as of November 14, 2006, the “Loan Agreement”). Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Loan Agreement.

B. Borrower has informed Bank that the Borrower has failed to comply with, or a default has occurred under, the following sections of the Loan Agreement: (i) Section 7(a) as a result of Borrower's failure to maintain the required Fixed Charge Coverage Ratio for the month of December 2006, (ii) Section 5.6(i) as a result of Borrower's failure to provide Bank on or before February 9, 2007, with Borrower's forecasted balance sheet, cash flow statement, Borrowing Base projection and financial covenant compliance on a month by month basis for Borrower's 2007 fiscal year and (iii) Section 8.1(f) as a result of Borrower's failure to make the $800,000 payment described in the definition of "Fixed Charge Coverage Ratio" in Section 7(a). Such defaults are referred to herein as the "Existing Defaults" and constitute Events of Default under Section 8.1(b) of the Loan Agreement. In addition, the Borrower's income statement projections for fiscal year 2007 delivered to Bank under Section 5.6(i) of the Loan Agreement (the "2007 Projections") indicate that Borrower will be unable to maintain the required Fixed Charge Coverage Ratio for any period during Borrower's 2007 fiscal year.

C. The Borrower has requested that the Bank waive the Existing Defaults and amend the Loan Agreement as hereinafter set forth and the Bank has agreed, subject to all of the terms and conditions set forth below.

AGREEMENT

FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00), the foregoing recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Bank do hereby agree as follows:

1. Waiver of the Existing Defaults. Bank hereby waives the Existing Defaults and Borrower agrees to strictly comply with the Loan Agreement hereafter, the Borrower hereby ratifying and affirming the Loan Agreement and the other Loan Documents. Borrower hereby agrees that nothing herein shall constitute a waiver by Bank of any Default or Event of Default (except as expressly provided in this paragraph 1 with respect to the Existing Defaults), whether known or unknown, which may exist under the Loan Agreement or any other Loan Document. Borrower hereby further agrees that no action, inaction or agreement by Bank, including, without limitation, any extension, indulgence, waiver, consent or agreement of modification which may have occurred or have been granted or entered into (or which may be occurring or be granted or entered into hereunder or otherwise) with respect to nonpayment of the Loans or other Obligations or any portion thereof, or with respect to matters involving collateral security for the Loans or other Obligations, or with respect to any other matter relating to the Loans or other Obligations, shall require or imply any further extension, indulgence, waiver, consent or agreement by Bank. Except as expressly provided in this paragraph 1, Borrower hereby acknowledges and agrees that Bank has not made any agreement, and is in no way obligated, to grant any further extension, indulgence, waiver or consent with respect to the Loans, the other Obligations, the Loan Agreement or any other Loan Document.

2. Amendments. The Loan Agreement is amended as set forth below.

(a) The following new definitions are hereby added to Section 1.1 of the Loan Agreement in alphabetical order as follows:

"ClientLogic Acquisition" means the Borrower's acquisition of ClientLogic’s fulfillment and reverse logistics business in 2006.

"ClientLogic Deferred Payments" means all cash payments made by Borrower at any time consisting of the following consideration paid for the ClientLogic Acquisition: (1) the $800,000 deferred purchase payment due in February 2007, (2) the earn-out payment due on or before April 2008, and (3) any other consideration paid in connection with the ClientLogic Acquisition.

"Control Agreement" means an agreement providing Bank with control (as defined in the applicable Uniform Commercial Code) over Pledged Securities Collateral, in form and substance satisfactory to the Bank in all respects, as amended or otherwise modified from time to time.

"Dorfman Security Agreement" means the Security Agreement executed and delivered by Scott D. Dorfman in favor of the Bank, in form and substance satisfactory to the Bank in all respects, as amended or otherwise modified from time to time.

"Eligible Pledged Securities Collateral" means Pledged Securities Collateral acceptable to Bank in its sole discretion from time to time.

"Fair Market Value" means, at the time of determination, the fair market value of the Pledged Securities Collateral set forth on the most recent statement issued by the relevant securities intermediary with respect to the Pledged Securities Collateral delivered in accordance with the terms of the Dorfman Security Agreement, provided, however, in the event that such statement is not received by the Bank in a timely fashion, "Fair Market Value" means the fair market value of the Pledged Securities Collateral as reasonably determined by the Bank.

"Pledged Securities Collateral" has the meaning set forth in the Dorfman Security Agreement and includes, without limitation, the securities accounts, marketable securities, investment property and all other property described therein.

(b) The definition of "Availability Reserve" contained in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

"Applicable Margin" means, at any time of determination by Bank, as to any Base Rate Loan or LMIR Loan, the relevant percentage below corresponding to the Borrower's Average Excess Availability (90) set forth below:

Average Excess Availability (90)	Base Rate Loans	LMIR Loans
< $5,000,000	0.00%	2.00%
> $5,000,000 but < $7,500,000	0.00%	1.50%
> $7,500,000 but < $10,000,000	0.00%	1.25%
> $10,000,000	0.00%	1.00%

Provided, however, notwithstanding the text in this paragraph above, at all times during which the Fixed Charge Coverage Ratio is less than 1.00 to 1.00, the Applicable Margin for (x) Base Rate Loans then in effect shall be 1.00% and the Applicable Margin for LMIR Loans then in effect shall be 2.85%. In order for Bank to determine the Fixed Charge Coverage Ratio under this definition, Borrower agrees to deliver the compliance certificate described in Section 5.6(d) certifying the Fixed Charge Coverage Ratio for each month notwithstanding any period during which the Fixed Charge Coverage Ratio may not be tested under Section 7(a). Nothing in this paragraph shall limit Bank's rights to impose the Default Rate under Section 2.8 of this Agreement, if applicable.

Solely for the purposes of the definition of "Applicable Margin," the Borrowing Base shall be calculated without subtracting (i) the Target Reserve when in effect or (ii) the Availability Reserve when in effect.

"Availability Reserve" means, during any period following a month in which the Borrower's Fixed Charge Coverage Ratio for such previous month was less than 1.15 to 1.00, then, during such period, an amount equal to $2,000,000.

(c) The definition of "Borrowing Base" contained in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

"Borrowing Base" means, on any date of determination thereof, an amount equal to:

(i) up to 85% of the total amount of Eligible Accounts, plus

(ii) up to 75% of the Fair Market Value of the Eligible Pledged Securities Collateral, plus

(iii) the lesser of (a) $1,000,000 or (b) up to 50% of the total amount of Eligible Inventory; minus

(iv) any Reserves.

(d) Section 2.13 of the Loan Agreement is hereby amended and restated in its entirety as follows:

2.13 Termination. Upon at least thirty (30) days prior written notice to Bank, Borrower may, at its option, upon payment of the Early Termination Fee (defined below), terminate this Agreement and the Revolver Commitment in its entirety but not partially; provided however, no such termination by Borrower shall be effective until the full, final and indefeasible payment of the Obligations and Early Termination Fee in cash or immediately available funds and in the case of any Obligations consisting of contingent obligations, Bank's receipt of either cash or a direct pay letter of credit naming Bank as beneficiary and in form and substance and from an issuing bank acceptable to Bank, in each case in an amount not less than 105% of the aggregate amount of all such contingent obligations. Any notice of termination given by Borrower shall be irrevocable unless Bank otherwise agrees in writing. "Early Termination Fee" means an amount equal to (i) 1.00% of the Revolver Commitment in the event of termination of the Revolver Commitment on or before November 14, 2007, and (ii) 0.25% of the Revolver Commitment in the event of termination of the Revolver Commitment after November 14, 2007, but before November 14, 2008. Bank may terminate this Agreement and the Revolver Commitment at any time, without notice, upon or after the occurrence of a Default or Event of Default.

(e) Section 5.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:

5.1 Use of Loan Proceeds. Shall use the proceeds of Loans solely for the following purposes and shall furnish Bank all evidence that Bank may require with respect to such uses: (i) for the payment of ClientLogic Deferred Payments and (ii) otherwise solely for the Borrower's working capital and general corporate purposes to be used in the ordinary course of the Borrower's business.

(f) Section 5.5 of the Loan Agreement is hereby amended and restated in its entirety as follows:

5.5 Inspections of Books and Records and Field Examinations; Bank's Consultant. Shall permit inspections of the Collateral and the records of such Person pertaining thereto and verification of the Accounts, at such times and in such manner as may be required by Bank and shall further permit such inspections, reviews and field examinations of its other books and records and properties (with such frequency and at such times as Bank may desire) by Bank as Bank may deem necessary or desirable from time to time. The cost of all such field examinations, reviews, verifications and inspections shall be borne by Borrower, provided that the cost of field examinations shall not exceed $850 per examiner per day, plus Bank's reasonable out-of-pocket expenses. In addition to the foregoing, during any period in which (i) the Fixed Charge Coverage Ratio is less than 1.15 to 1.00 or (ii) a Default or Event of Default is in existence, then, during such period, at Borrower's sole cost and expense, Bank may retain a consultant acceptable to Bank in its sole discretion, and Borrower shall permit such consultant to perform any of the above-mentioned matters in this Section 5.5 as well as such other examinations, reviews, verifications and inspections as may be requested by the Bank from time.

(g) Section 5.6(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Periodic Borrowing Base Information. On the third Business Day of each week, Borrower shall deliver to Bank a completed Borrowing Base Certificate in the form attached hereto as Exhibit 5.6(a) for the prior week (a "Borrowing Base Certificate"). Borrower shall attach to each Borrowing Base Certificate, which shall be certified electronically or manually by the controller or president of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents, copies of the prior week's sales and collections registers. On or before the date which is thirty (30) days after the end of each month, Borrower shall deliver the following to Bank, which shall be certified electronically or manually by the controller or president of Borrower to be accurate and complete and in compliance with the terms of the Loan Documents: (i) a reconciliation statement for the Borrowing Base Certificate delivered for the last full week of the prior month, reconciling such Borrowing Base Certificate through the last day of such prior month, (ii) a report listing all Accounts of Borrower as of the last Business Day of the prior month (an "Accounts Receivable Report") which shall include the amount and age of each Account on an original invoice date aging basis, the name and mailing address of each Account Debtor, a detailing of all Accounts which do not constitute Eligible Accounts, and such other information as Bank may require in order to verify the Eligible Accounts, all in reasonable detail and in form acceptable to Bank, (iii) a report listing all Inventory and all Eligible Inventory of Borrower as of the last Business Day of the prior month, the cost thereof, specifying raw materials, work-in-process, finished goods and all Inventory which has not been timely sold by Borrower in the ordinary course of business, and such other information as Bank may require relating thereto, all in form acceptable to Bank (an "Inventory Report"), and (iv) any other report as Bank may from time to time require in its sole discretion, each prepared with respect to such periods and with respect to such information and reporting as Bank may require. Notwithstanding any provision herein to the contrary, Bank reserves the right, in the exercise of its sole discretion, to calculate the Borrowing Base on a basis more frequently than weekly from time to time.

(h) Section 5.6(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(i) Projections. (a)  On or before January 15, 2007, deliver Projections (as hereinafter defined) to Bank for Borrower for fiscal year 2007. "Projections" means Borrower's forecasted consolidated and consolidating balance sheet, income statement, cash flow statement (including a detail of capital expenditures), Borrowing Base projection and financial covenant compliance prepared on a month by month basis, all of the foregoing to be on a consistent basis with Borrower's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

(b) On the first Business Day of each week, deliver Cash Flow/Availability Projections (as hereinafter defined) to Bank for Borrower for such week and the next 12 weeks thereafter. "Cash Flow/Availability Projections" means a report, in form and substance satisfactory to Bank in all respects, setting forth Borrower's forecasted consolidated and consolidating cash flows and borrowing availability prepared on a week by week basis.

(i) Section 6.1(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(d) Purchase money Debt not exceeding $4,000,000 in aggregate principal amount at any time outstanding for Borrower and all Subsidiaries incurred to purchase Equipment, provided that the amount of such Debt shall not at any time exceed the purchase price of the Equipment purchased; and

(j) Section 7(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(a) Fixed Charge Coverage Ratio. At the end of each month, commencing with the month of December 2007, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than the following amounts for the following months:

Required Fixed Charge Coverage Ratio	Month
1.00 to 1.0	December 2007 through and including February 2008
1.05 to 1.0	March 2008 through and including May 2008
1.15 to 1.0	June 2008 and each month thereafter

As used herein, "Fixed Charge Coverage Ratio" means during any period of determination (i) EBITDA, plus rent expense incurred during any Applicable Period less the sum of (A) all unfinanced Capital Expenditures made in the Applicable Fiscal Period, and (B) any dividends and distributions paid in the Applicable Fiscal Period and (C) cash taxes paid in the Applicable Fiscal Period (without benefit of any refunds), divided by (ii) the sum of (A) the current portion of scheduled principal amortization on Funded Debt coming due in the next 12 months as of the end of the most recent fiscal month plus (B) cash interest payments paid in the Applicable Fiscal Period, plus (C) rent expense paid during any Applicable Period plus (D) all cash payments made by Borrower during the Applicable Period consisting of the following ClientLogic Deferred Payments: (1) the earn-out payment due on or before April 2008, and (2) any other consideration paid in connection with the ClientLogic Acquisition (other than the $800,000 deferred purchase payment due in February 2007). As used herein, (i) "EBITDA" means the sum of (A) consolidated net income of Borrower and its Subsidiaries in the Applicable Fiscal Period (computed without regard to any extraordinary items of gain or loss) plus (B) to the extent deducted from revenue in computing consolidated net income for such period, the sum of (1) interest expense, (2) income tax expense, (3) depreciation and amortization and (4) with respect to the bad debt reserve for Accounts owed to Borrower from Tactica International, any increases thereto occurring after September 30, 2005, but not exceeding $2,000,000 in such increases in the aggregate less (C) non-cash gains; (ii) "Capital Expenditures" means for any period the aggregate cost of all capital assets acquired by Borrower and its Subsidiaries during such period, as determined in accordance with GAAP; (iii) "Applicable Fiscal Period" means (A) for the period from January 2007 through and including January 2008, each such prescribed fiscal month plus the results for the prior fiscal months during such period and (B) thereafter, a period of twelve (12) consecutive, trailing fiscal months ending at the end of each prescribed fiscal month of Borrower; and (iv) "Funded Debt" means (A) Debts for borrowed funds, and (B) Debt for the deferred payment by one (1) year or more of any purchase money obligation.

(k) Section 8.1(n) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(n) Scott D. Dorfman shall (i) fail to deliver to Bank an executed and delivered Control Agreement granting the Bank sole control over, and a sole, first priority and perfected security interest in, securities account no. 614-443409 maintained with Fidelity Brokerage Service LLC (the "Controlled Account") on or before May 14, 2007, (ii) permit any party to acquire control over, or otherwise obtain a security interest in, any other Pledged Securities Collateral, (iii) fail to maintain at all times a Fair Market Value of all Pledged Securities Collateral equal to at least $1,800,000, (iv) fail to maintain at all times a Fair Market Value of the Pledged Securities Collateral in the Controlled Account equal to at least $1,100,000 or (v) on a fully diluted basis, cease to control, with sole power to vote, at least 40% of each class of voting stock or other equity or income interests of Borrower.

3. Acknowledgments and Stipulations. Borrower hereby acknowledges, stipulates, and agrees: (a) that (i) the total outstanding principal balance of the Revolver Loans on the date of this Agreement is due and owing, in accordance with the terms of the Loan Agreement and the Revolver Note, without any defense, counterclaim, deduction, recoupment or offset and (ii) to the extent that Borrower has any defense, counterclaim, deduction, recoupment or offset with respect to the payment by the Borrower of the Obligations or the payment or performance of Borrower of its obligations under the terms of any Loan Agreement to which it is a party, the same is hereby waived; and (b) the Loan Documents executed by the Borrower are legal, valid, and binding obligations enforceable against the Borrower in accordance with their terms (subject to bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally and general principles of equity).

4. Representations and Warranties. Borrower represents and warrants that (a) no Default or Event of Default exists under the Loan Documents, except for the Existing Defaults that are waived in accordance with the terms of this Agreement; (b) subject to the existence of the Existing Defaults, the representations and warranties of Borrower contained in the Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects on the date hereof; (c) the execution, delivery, and performance by Borrower of this Agreement and the consummation of the transactions contemplated hereby are within the power and authority of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, do not require any governmental approvals, do not violate any provisions of any applicable law or any provision of the organizational documents of Borrower, and do not result in a breach of or constitute a default under any agreement or instrument to which Borrower are parties or by which they or any of their properties are bound; (d) this Agreement constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (subject to bankruptcy, insolvency, reorganization, arrangement moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity); and (e) Borrower has freely and voluntarily agreed to the releases and undertakings set forth in this Agreement.

5. Relationship of Parties. This Agreement is not intended, nor shall it be construed, to create a partnership or joint venture relationship between or among any of the parties hereto. No Person other than a party hereto is intended to be a beneficiary hereof, and no Person other than a party hereto shall be authorized to rely upon or enforce the contents of this Agreement.

6. No Novation. This Agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement and the other Loan Documents are hereby ratified and affirmed and remain in full force and effect. Notwithstanding any prior mutual temporary disregard of any of the terms of any of the Loan Documents, the parties agree that the terms of each of the Loan Documents shall be strictly adhered to on and after the date hereof, except as expressly modified by this Agreement.

7. Bank's Waiver Fee; Reimbursement of Expenses. Borrower agrees to pay Bank a fully earned and non-refundable waiver fee on the date of this Agreement in immediately available funds in the amount of $5,000.00 (the "Waiver Fee"). Borrower agrees to reimburse the Bank, on demand, for any costs and expenses, including, without limitation, legal fees, incurred by Bank in connection with the drafting, negotiation, execution, closing and execution of the transactions contemplated by this Agreement.

8. Release. To induce the Bank to enter into this Agreement, Borrower hereby releases, acquits, and forever discharges Bank and its respective officers, directors, attorneys, agents, employees, successors, and assigns, from all liabilities, claims, demands, actions, or causes of action of any kind (if there be any), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any one or more of them now have or, prior to the date hereof, ever have had against Bank, whether arising under or in connection with any of the Loan Documents or otherwise, and Borrower covenants not to sue at law or at equity Bank with respect to any of the foregoing liabilities, claims, demands, actions, or causes of action (if there be any). Borrower hereby acknowledges and agrees that the execution of this Agreement by Bank shall not constitute an acknowledgment of or admission by Bank of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted. Borrower further acknowledges and agrees that, to the extent any such claims may exist, they are of a speculative nature so as to be incapable of objective valuation and that, in any event, the value to Borrower of the agreements of Bank contained in this Agreement and any other documents executed and delivered in connection with this Agreement substantially and materially exceeds any and all value of any kind or nature whatsoever of any such claims. Borrower further acknowledges and agrees Bank is in no way responsible or liable for the previous, current or future condition or deterioration of the business operations and/or financial condition of Borrower and that Bank has not breached any agreement or commitment to loan money or otherwise make financial accommodations available to Borrower or to fund any operations of Borrower at any time. Borrower represents and warrants to Bank that Borrower has not transferred or assigned to any Person any claim, demand, action or cause of action that Borrower has or ever had against Bank.

9. Miscellaneous. This Agreement and the Loan Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof; may not be modified, altered, or amended except by agreement in writing signed by all the parties hereto; shall be governed by and construed in accordance with the internal laws of the State of Georgia; shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and may be executed and then delivered via facsimile transmission, via the sending of PDF or other copies thereof via email and in one or more counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument. Time is of the essence of this Agreement. A default by Borrower under this Agreement shall constitute a Default and Event of Default under the Loan Agreement and the other Loan Documents. This Agreement is a Loan Document.

10. Conditions Precedent; Post-Execution Agreements. This Agreement shall become effective only upon (i) payment by Borrower to Bank of the Waiver Fee in immediately available funds, (ii) execution and delivery of this Agreement by all parties hereto and (iii) execution and delivery of the Dorfman Security Agreement granting the Bank a sole, first priority and perfected security interest in marketable securities satisfactory to Bank in all respects having a Fair Market Value equal to at least $2,000,000 as of the date of this Agreement.

[signatures set forth on the next page]

IN WITNESS WHEREOF, this Agreement has been duly executed and under seal by Borrower and Bank, as of the day and year first above written.

                    BORROWER:

                    INNOTRAC CORPORATION, a Georgia corporation (SEAL)

                    By: /s/ Scott D. Dorfman
                                                            Scott D. Dorfman, President

                    BANK:

                    WACHOVIA BANK, NATIONAL ASSOCIATION

                    By: /s/ Jeanette Childress
                                                    Jeanette Childress, Director